UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Inland Real Estate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INLAND REAL ESTATE CORPORATION

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	June 15, 2011
Time:	10:00 a.m. central time
Place:	2901 Butterfield Road
Oak Brook, Illinois 60523

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(888) 331-4732

Notice of Annual Meeting of Stockholders
to be held
June 15, 2011

Dear Stockholder:

Our annual stockholders’ meeting will be held on June 15, 2011, at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road in Oak Brook, Illinois 60523.  At our annual meeting, we will ask you to:

•                                          elect seven directors;

•                                          ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•                                          adopt a non-binding advisory resolution approving our executive compensation;

•                                          advise us whether you would prefer that an advisory vote on executive compensation occur every one, two or three years; and

•                                          transact any other business that may properly be presented at the annual meeting.

If you were a stockholder of record at the close of business on April 15, 2011, you may vote in person at the annual meeting and any postponements or adjournments of the meeting.  A list of these stockholders will be available at our offices before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the Board of Directors,

/s/ Beth Sprecher Brooks
Beth Sprecher Brooks
Senior Vice President, Secretary and General Counsel

April 29, 2011

PROPOSAL NO. 2 — RATIFY APPOINTMENT OF KPMG LLP	50

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	51

Approval of Services and Fees	51

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION	52

PROPOSAL NO. 4 — RECOMMENDATION ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION	53

STOCKHOLDER PROPOSALS	54

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement contains information related to the annual meeting of stockholders to be held June 15, 2011, beginning at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and at any postponements or adjournments thereof.  This proxy statement is being mailed to stockholders on or about April 29, 2011.

Information About Attending the Annual Meeting

The board of directors of Inland Real Estate Corporation (referred to herein as the “Company,” “we,” “our” or “us”), a Maryland corporation, is soliciting your vote for the 2011 annual meeting of stockholders.  At the meeting, you will be asked to:

•                                          elect seven directors;

•                                          ratify the selection of KPMG LLP (sometimes referred to herein as “KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•                                          adopt a non-binding advisory resolution approving our executive compensation;

•                                          determine whether an advisory vote on executive compensation will occur every one, two or three years; and

•                                          transact any other business that may properly be presented at the annual meeting.

Our board of directors recommends that you vote (1) FOR the nominees named for director, (2) FOR the ratification of KPMG, (3) FOR the resolution approving our executive compensation and (4) 1 YEAR for the frequency with which stockholders will be asked to provide a non-binding advisory vote on executive compensation.

If you own shares of common stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials.  Please make sure to vote all of your shares.  This proxy statement contains information we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”).  If you plan on attending the annual meeting of stockholders in person, please contact Ms. Theresa Strino, Investor Services Manager, at (888) 331-4732, so that we can arrange for sufficient space to accommodate all attendees.  If you attend, please note that you may be asked to present valid picture identification.  Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.  Cameras, recording devices, cell phones and other electronic devices will not be permitted at the meeting other than those operated by the Company or its designees.

Information About Voting

You will have one vote for each share of common stock that you owned at the close of business on April 15, 2011, which is the record date for the annual meeting.  On the record date, there were 88,710,550 shares outstanding.  There is no cumulative voting.  A majority of the outstanding shares (44,355,276 shares) must be represented in person or by proxy to hold the annual meeting.  As of March 2, 2011, The Inland Group, Inc. (referred to herein as “TIGI”) and its affiliates had the power to vote approximately 11,372,507 shares representing approximately 12.82% of our outstanding common stock.  Daniel L. Goodwin, one of our directors, is the controlling stockholder of TIGI.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you may vote in person or by granting us the right to vote as your proxy on the proposals.  You may vote by proxy in any of the following ways:

•                                          by mail: sign, date and return the proxy card in the enclosed envelope;

•                                          via telephone: dial (866) 395-9262 anytime prior to 3 a.m. CDT on June 15, 2011 and follow the instructions provided on the proxy card; or

•                                          via the Internet: go to https://www.proxyvotenow.com/irc anytime prior to 3 a.m. CDT on June 15, 2011 and follow the instructions provided on the proxy card.

If you return a properly executed proxy card but do not indicate how your shares should be voted, they will be voted in accordance with the board’s recommendation for each proposal.

If your shares are held in a brokerage account or through a bank, the shares are held in “street name,” and your broker or bank might be sending these proxy materials and instructions for voting your shares to you.  If you do not provide voting instructions to your broker or bank, your shares will be referred to as “uninstructed shares.”  Whether your broker or bank has the discretion to vote these shares on your behalf depends on the proposal upon which votes are being solicited.  Under the rules of the New York Stock Exchange (the “NYSE”), your broker or bank does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1, 3 and 4.  However, your broker or bank has discretion to vote your shares on routine matters, such as Proposal 2.  If you do not instruct your broker or bank on how to vote on a non-routine matter, a broker non-vote will result.  Please note that the election of directors is now a non-routine matter.  We encourage you to provide instructions to your broker or bank regarding the voting of your shares.

If you grant us the right to vote your shares by proxy, you may nevertheless revoke your proxy at any time before it is exercised by:  (1) sending written notice to us to the attention of Mr. Mark E. Zalatoris; (2) providing us with a later-dated proxy; or (3) attending the annual meeting in person and voting your shares.  Merely attending the annual meeting, without further action, will not revoke a prior grant of the right to vote your shares by proxy.

Information Regarding Tabulation of the Vote

Our transfer agent, Registrar & Transfer Company, will tabulate all votes cast at the annual meeting and will act as the inspector of election at the annual meeting.

Quorum Requirement

Persons with the right to vote a majority of our outstanding shares as of the record date must be present in person or by proxy in order for action to be taken at the meeting.  For these purposes, “abstentions” and “broker non-votes” will be counted as present for establishing a quorum.  A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner returns a properly executed proxy card but does not vote on one or more proposals because the broker or nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Information About Votes Necessary for Action to be Taken

Proposal 1 (Election of Directors).  Nominees must receive a majority of the votes cast for election at a meeting at which a quorum is present.  This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee in order for that nominee to be elected.  Only votes cast “for” or “against” are counted as votes cast with respect to a nominee.

Proposal 2 (Ratification of KPMG).  The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the ratification of our selection of KPMG as our independent public accounting firm for the year ending December 31, 2011.

Proposal 3 (Advisory Vote on Executive Compensation).  The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve the non-binding advisory resolution regarding our executive compensation.

Proposal 4 (Advisory Vote on Frequency of Advisory Vote on Executive Compensation).  The option of one year, two years, or three years that receives a majority of the votes cast at the meeting.

Abstentions

Abstentions will have no effect on the outcome of the vote on Proposals 1 — 4; however, abstentions will be treated as being present at the meeting for purposes of establishing a quorum.

Costs of Proxies

We have not retained a third party to assist in this process. Instead, proxies may be solicited by our directors, officers or employees.  We will not pay additional compensation to these individuals for these activities.  We also intend to request that brokers, banks and other nominees solicit proxies from their principals.  We will reimburse the brokers, banks and other nominees for certain expenses that they incur for these activities.

Other Matters

We are not aware of any other matter to be presented at the annual meeting.  Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting.  If, however, any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion.  Generally, stockholders seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our corporate secretary at our office not less than forty-five days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the annual meeting of stockholders held last year.  We mailed the notice and proxy materials on April 30, 2010 for the annual meeting of stockholders held last year.  Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the 2011 annual meeting is required to have provided us with notice of any nominations by March 16, 2011.  We did not receive notice of any proposal by that date.

Electronic Access/Available Information

You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.  If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you vote over the Internet.  If you choose to view future proxy statements and annual reports over the

Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.  Your choice will remain in effect until you tell us otherwise.  You do not have to elect Internet access each year.  To view, cancel or change your enrollment, please go to https://www.proxyvotenow.com/irc.

We file reports, proxy materials and other information with the SEC.  These reports, proxy materials and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C.  20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates.  Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.  In addition, the SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically with the SEC.

Important Notice Regarding the Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 15, 2011.  This proxy statement, the proxy card and our annual report to stockholders for the year ended December 31, 2010 are available on our website at www.inlandrealestate.com.  Additional copies of this proxy statement, our annual report to stockholders or our Annual Report on Form 10-K for the year ended December 31, 2010 will be furnished to you, without charge, by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations. If requested by eligible stockholders, we also will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010 for a reasonable fee.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by: (1) persons (including any “groups” as that term is used in Section 13(d)(3) of the Exchange Act) who are known to us to beneficially own more than 5% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) the executive officers and (4) the directors and executive officers as a group.   Except as otherwise indicated, all information is as March 2, 2011.  The percent of class is calculated using 88,710,550 shares outstanding as of April 15, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Daniel L. Goodwin(a)(1)	11,372,507	(2)	12.82%
The Inland Group, Inc.(3)	11,369,182	(2)	12.82%
Inland Real Estate Investment Corporation(4)	11,170,512	(2)	12.59%
The Vanguard Group, Inc.(5)	7,546,475		8.51%
Inland Investment Stock Holding Corporation(6)	7,212,117	(2)	8.13%
BlackRock, Inc.(7)	6,643,052		7.49%
Mark E. Zalatoris(b)(8)	82,060		*
D. Scott Carr(b)(9)	29,501		*
Brett A. Brown(b)(10)	28,236		*
Heidi N. Lawton(a)(11)	19,572		*
Joel G. Herter(a)(12)	17,000		*
William W. Anderson(b)(13)	16,742		*
Thomas P. D’Arcy(a)(14)	15,425		*
Joel D. Simmons(a)(15)	13,230		*
Beth Sprecher Brooks(a)(16)	12,565		*
Thomas H. McAuley(a)(17)	12,325		*
Thomas R. McWilliams(a)(18)	7,325		*
All Executive Officers and Directors as a Group	11,626,488		13.1%

(a)	Director.

(b)	Executive Officer.

(1)

Mr. Goodwin’s business address is 2901 Butterfield Road, Oak Brook, Illinois 60523. Mr. Goodwin has sole voting and investment power over 3,325 shares and shared voting and investment power over 11,369,182 shares. Mr. Goodwin and his spouse directly own 1,327,307 shares of common stock and beneficially own 3,000 shares underlying options presently exercisable. Mr. Goodwin also beneficially owns all the shares beneficially owned by TIGI, which beneficially owns 9,091 shares directly and 8,607,991 shares indirectly (including 7,212,117 shares owned directly by Inland Investment Stock Holding Corporation (“IISHC”)) and also beneficially owns an additional 1,425,118 shares managed by Inland Investment Advisors, Inc. (“Adviser”). IISHC and Adviser are wholly owned subsidiaries of Inland Real Estate Investment Corporation (“IREIC”), which in turn is a wholly owned subsidiary of TIGI. Mr. Goodwin is the controlling shareholder of TIGI.

(2)

As of April 4, 2011, 2,027,731 of the shares reported in the table as beneficially owned by Mr. Goodwin, TIGI and IREIC were pledged as security in a brokerage margin account, and 7,212,118 shares owned directly by IISHC and 137,110 shares owned directly by Partnership Ownership Corporation, a subsidiary of IREIC, were pledged as security to banks for a line of credit provided to affiliates of these entities. Mr. Goodwin is neither a party to the line of credit agreement nor has he received personally any loan proceeds.

(3)

TIGI’s business address is 2901 Butterfield Road, Oak Brook, Illinois 60523. TIGI shares voting and investment power over all of the shares that it beneficially owns. TIGI beneficially owns 9,091 shares directly and 8,607,991 shares indirectly (including 7,212,117 shares owned directly by IISHC) and also beneficially owns an additional 2,752,100 shares managed by Adviser.

(4)

IREIC’s business address is 2901 Butterfield Road, Oak Brook, Illinois 60523. IREIC shares voting and dispositive power over all of the shares that it beneficially owns. IREIC beneficially owns 7,349,228 shares indirectly (including 7,212,117 shares owned directly by IISHC) and also beneficially owns an additional 3,821,284 shares managed by Adviser.

(5)

The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power and shared dispositive power over 113,410 shares and sole dispositive power 7,546,475 shares. The information contained herein respecting The Vanguard Group, Inc. is based solely on the Schedule 13G filed with by The Vanguard Group with the SEC on February 10, 2011.

(6)	IISHC’s business address is 701 North Green Valley Parkway, Henderson, Nevada 89074. IISHC shares voting and dispositive power over all of the shares that it beneficially owns.

(7)

The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting and dispositive power over all of the shares that it beneficially owns. The information contained herein respecting BlackRock, Inc. is based solely on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2011.

(8)

Mr. Zalatoris has sole voting and investment power over 28,317 shares and shared voting and investment power over 53,743 shares. Mr. Zalatoris’s beneficial ownership includes 2,060 shares underlying an option presently exercisable. Mr. Zalatoris and his wife also beneficially own 2,100 shares and 1,700 shares directly owned by the Joanne Zalatoris Trust and the Scott Zalatoris Trust, respectively.

(9)

Mr. Carr has sole voting and investment power over 28,018 shares and shared voting and investment power with his wife over 1,221 shares. Mr. Carr’s beneficial ownership includes 675 shares underlying an option presently exercisable.

(10)

Mr. Brown has sole voting and investment power over 10,143 shares and shared voting and investment power with his wife over 18,092 shares. Mr. Brown’s beneficial ownership includes 675 shares underlying an option presently exercisable.

(11)	Ms. Lawton has sole voting and investment power over all of the shares she beneficially owns. Ms. Lawton’s beneficial ownership includes 6,000 shares underlying options presently exercisable.

(12)

Mr. Herter and his wife share voting and investment power over all of the shares that he beneficially owns. Mr. Herter and his wife’s beneficial ownership includes 7,000 shares underlying options presently exercisable.

(13)

Mr. Anderson has shared voting and investment power over all of the shares that he beneficially owns. Mr. Anderson’s beneficial ownership includes 567 shares underlying an option presently exercisable.

(14)	Mr. D’Arcy has sole voting and investment power over all of the shares that he beneficially owns. Mr. D’Arcy’s beneficial ownership includes 8,000 shares underlying options presently exercisable.

(15)

Ms. Sprecher Brooks has sole voting and investment power over all the shares that she beneficially owns. Ms. Sprecher Brooks’ beneficial ownership includes 580 shares underlying an option presently exercisable.

(16)	Mr. Simmons has sole voting and investment power over all of the shares that he beneficially owns. Mr. Simmons’ beneficial ownership includes 3,000 shares underlying options presently exercisable.

(17)	Mr. McAuley has sole voting and investment power over all of the shares that he beneficially owns. Mr. McAuley’s beneficial ownership includes 3,000 shares underlying options exercisable.

(18)

Mr. McWilliams has sole voting and investment power over all of the shares that he beneficially owns. Mr. McWilliams’ beneficial ownership includes 7,000 shares underlying options presently exercisable.

*	Less than 1.0%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that each officer and director and each person (as that term is defined in the Exchange Act) beneficially owning more than 10% of our common stock (collectively, the “Reporting Persons”) file an initial statement of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our securities with the SEC.  The Reporting Persons also are required to furnish us with copies of all Forms 3, 4 and 5 that they file.  Based solely on a review of the copies of these forms furnished to us during and with respect to the fiscal year ended December 31, 2010, or written representations from our Reporting Persons that no additional forms were required, we believe that all of our Reporting Persons complied with these filing requirements in 2010.

Interest of Certain Persons in Matters to Be Acted On

No director, executive officer, nominee for election as a director or associate of any director, executive officer or nominee has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the annual meeting.

CORPORATE GOVERNANCE PRINCIPLES

Our business is managed under the direction and oversight of our board, which has formed three standing committees comprised entirely of independent directors as required by the New York Stock Exchange: audit; compensation; and nominating and corporate governance.  Each committee’s function is described below.  The members of our board of directors on the date of this proxy statement, and the committees on which they serve, are identified below.

Director	Audit		Compensation		Nominating and Corporate Governance

Thomas P. D’Arcy					X
Daniel L. Goodwin
Joel G. Herter	X	(1)	X
Heidi N. Lawton	X		X	(1)	X
Thomas H. McAuley	X
Thomas R. McWilliams			X		X	(1)
Joel D. Simmons

(1) Indicates chairperson of the committee.

In his capacity as the chairman of the board, Thomas P. D’Arcy organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring our performance and the performance of management.  The chairman of the board presides over all meetings of the board and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors.  Our directors meet from time to time in executive session without representatives of management present. Our independent directors also meet, from time to time, without representatives of management or the inside directors present.  Historically, our independent directors have selected one director to preside over these executive sessions based on the nature of the item or items to be addressed.  Mr. D’Arcy has been selected to preside at these sessions. Each director has access to the members of our management team or other employees as well as full access to our books and records.

Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our code of ethics, provide the framework for our corporate governance.  A complete copy of the guidelines, charters and code of ethics may be found using the “Investor Relations” link on our website at www.inlandrealestate.com.  In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Independence

As required by our Fourth Amended and Restated Articles of Incorporation (our “Charter”), our bylaws and the New York Stock Exchange, a majority of the directors serving on our board must be “independent.”  For purposes of our Charter, a director will not be considered independent if the director performs other services for us in addition to service as a director.

For purposes of complying with the requirements of Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, which contains the standard for independence we have also adopted in our bylaws, a director will not be considered independent if that director has a material relationship with us, whether directly or as a partner, shareholder or officer of an organization that has a relationship with us.  In addition, a director is not independent if:

•                                          the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•                                          the director or an immediate family member received more than $120,000 during any twelve-month period within the last three years in direct compensation from us (excluding amounts paid in the form of director and committee fees);

•                                          the director is a current partner or employee of our internal or external auditor, the director’s immediate family member is a current partner of our internal or external auditor, the director’s immediate family member is a current employee of our internal or external auditor and personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of our internal or external auditor and personally worked on our audit within that time;

•                                          the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•                                          the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to us or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Board Leadership Structure

Mr. D’Arcy, as chairman of the board, is responsible for organizing the work of the board and presiding over board meetings.  Because our chairman is independent, we do not have a separately designated lead independent director.  Each board member is kept apprised of our business and developments impacting our business and has complete and open access to the members of our management team.  The positions of chairman and chief executive officer are separate positions held by different individuals.  So long as our chief executive officer is not a member of our board of directors, he cannot be our chairman.  Mr. Zalatoris, as chief executive officer, is responsible for the performance of the Company, setting its strategic direction and providing day-to-day leadership.  We believe that this structure is the best governance model for us and our stockholders.

Risk Oversight

Our board oversees risk through (1) its review and discussion of regular periodic reports to the board and its committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business, (2) its review of material transactions requiring board approval, including, among others, certain acquisitions and dispositions of properties and financings, (3) the oversight of our business and corporate governance policies and proceedings by the audit, compensation and nominating and corporate governance committees and (4) regular periodic reports from our independent public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal control over financial reporting.

In addition, our board delegates selected elements of risk oversight to our audit committee and our compensation committee.  The audit committee reviews the management of financial risk and our policies regarding risk assessment and risk management and reports on these items to the full board.  The audit committee meets periodically with our chief financial officer, senior internal auditing executive and the independent auditors to discuss financial risk exposures and the steps management has taken to monitor and control these exposures.  The compensation committee oversees the design of the incentive compensation arrangements of our named executive officers and ensures that those arrangements do not encourage or reward excessive risk taking by our executives.  Additional information concerning risks related to our compensation policies and practices is provided below under the caption “Compensation and Risk Management.”

In overseeing risk, the board also receives and reviews reports from our risk management committee, comprised entirely of employees, including our named executive officers and Carol Adams, our chief compliance officer, and formed to identify, monitor, remediate and report on our risk exposure.  Our risk management committee operates within the framework and guidance disseminated by the Committee of Sponsoring Organizations, a private-sector organization dedicated to the establishment of effective, efficient and ethical business operations.  Our risk management committee, in conjunction with our internal control and Sarbanes-Oxley compliance efforts, (1) documents accountability for risk decisions and management, (2) establishes risk management responsibilities for employees and committees of the board, (3) identifies the key controls that are in place to monitor and mitigate risks, (4) maintains awareness of the interaction of our risks, (5) assesses and reports to the board all plausible risk scenarios and (6) develops and maintains quantitative and qualitative methods for identifying and aggregating all significant risks.  In addition, the risk management committee annually reviews all previously identified risks and assesses the probability and magnitude of future risks.

Compensation and Risk Management

The compensation committee, in consultation with Mr. Zalatoris and Ms. Brooks, has reviewed the design and operation of our agreements with our named executive officers, including their individual performance goals and the objective measures of our performance that are used to incentivize them, as well as the compensation of our other employees, and has evaluated the relationship between our risk management policies and practices and our compensation policies and practices.  As a result of this review, Mr. Zalatoris has determined, and the compensation committee has affirmed, that our compensation policies and practices do not encourage our employees to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, Mr. Zalatoris and the compensation committee considered a variety of factors, including base compensation and the cash and equity incentive award opportunities available under our employment agreements.  Management and the compensation committee believe that the combination of the following factors should lead to executive and employee behavior that is consistent with our overall objectives and risk profile:  (i) our balancing of base compensation and performance-based incentive compensation, (ii) use of multiple Company and individual performance measures, (iii) reliance on both quantitative and qualitative assessments of performance and (iv) awarding of shares of common stock that vest over a five-year period as part of both base and incentive compensation.  Our base and incentive compensation have been allocated to achieve what Mr. Zalatoris and the compensation committee believe is an appropriate balance between incentive and retention objectives so as not to over-emphasize our short term performance at the expense of our long-term prospects.  Mr. Zalatoris and the compensation committee believe that using several metrics, such as individual goals, our FFO growth and our total annual return to shareholders, properly balances our short-term and long-term objectives and allows the compensation committee and Mr. Zalatoris to use base and incentive compensation to guide the behavior of executives and employees in the direction that they believe is best for us and our stockholders and to avoid encouraging individual employees or groups of employees to engage in excessively risky courses of action in the misguided hope of accomplishing short-term personal gain at the expense of our overall performance and financial well-being.  Mr. Zalatoris and the compensation committee believe that there are no incentive awards built into our compensation policies, practices and agreements that would cause a rational executive or employee to take excessive or unnecessary risks in pursuit of achieving a short-term or isolated improvement in a measure of our performance at the expense of weaker long-term, overall results for us and our stockholders.

Communicating with Directors

Persons wishing to communicate with our board and the individual directors may send communications by letter, e-mail or telephone, in care of our corporate secretary who will review and forward the correspondence to the appropriate person or persons for a response.

Our non-retaliation policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern.  Persons preferring to raise their concerns in a confidential or anonymous manner may do so by contacting our ethics hotline at (888) 307-6342 or by contacting our general counsel, who will then refer the matter to the chairperson of the audit committee.  The hotline is available twenty-four hours a day, seven days a week to receive reports of ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters.  Callers to this hotline may choose to remain anonymous.  A complete copy of our Reporting and Non-Retaliation Policy (also known as a “whistleblower” policy) may be found through the “Investor Relations” link on our website at www.inlandrealestate.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending director nominees to the board and develops and recommends corporate governance guidelines.  The committee also prepares and supervises the board’s annual review of director independence and the board’s annual self-evaluation and makes recommendations to the board regarding committee assignments.  All of the members of the committee satisfy the requisite independence standards of the New York Stock Exchange.  Copies of our guidelines and the committee’s charter are available on our website at www.inlandrealestate.com through the “Investor Relations” link.  In addition, printed copies of our guidelines and the charter are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by stockholders.  In recommending candidates for director positions, the committee takes into account many factors and evaluates each director candidate in light of, among other things, the candidate’s experience, independence, skills and expertise based on a variety of factors, including the person’s experience or background in real estate management, development or finance, regulatory matters or corporate governance.  The committee evaluates each individual candidate by considering all appropriate factors as a whole, favoring active deliberation rather than the use of rigid formulas to assign relative weights to these factors. The Company’s Charter requires that, at a minimum, at least one of our independent directors must have had at least three years of relevant real estate experience.  The committee also considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds.  Based on its overall assessment of each candidate, the committee recommends nominees to the board.

The committee implements its consideration of diversity in the course of the annual nominating process and monitors the effectiveness of the nominating process, including the consideration of diversity, through its self-evaluation process.

With respect to candidates recommended by stockholders, recommendations must be submitted in accordance with the procedures specified in Article II, Section 14 of our bylaws.  Generally, this requires that the stockholder submit the nominee’s name, resume and biographical information to the attention of our corporate secretary.  All proposals for nomination received by the corporate secretary in a timely manner will be presented to the committee.  The committee follows the same processes and uses the same criteria for evaluating candidates proposed by stockholders, members of the board and members of senior management.  The committee did not receive any nominations from stockholders for the 2011 annual meeting of stockholders.

As described above, a majority of the persons serving on our board must be “independent.”  Our board has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates, including those reported under “Certain Relationships and Related Transactions” below.  The board also reviewed transactions and relationships between (1) directors and their affiliates and (2) members of our senior management and their affiliates to determine whether any relationships or transactions were inconsistent with a determination that the director is independent.

The board affirmatively determined that the following persons standing for reelection to the board are independent: Ms. Lawton and Messrs. D’Arcy, Herter, McAuley and McWilliams.  Each of these directors satisfies the independence standards contained in the New York Stock Exchange corporate governance rules, our Charter and bylaws and the guidelines and has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Audit Committee

The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The audit committee assists the board in fulfilling its oversight responsibility relating to: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the independent registered public accounting firm; and (4) the performance of our internal audit function.  The report of the committee is included in this proxy statement.  Mr. Herter is the chairperson and Ms. Lawton and Mr. McAuley are members of the audit committee.  The board has determined that Mr. Herter qualifies as an “audit committee financial expert” as defined by the SEC and that each member of the committee is independent in accordance with the standards established by the SEC and the New York Stock Exchange, as well as the standards set forth in the audit committee charter.  Please see Mr. Herter’s biography, set forth on page 19, hereof, for a description of the experience that the board considered in determining that he qualifies as an “audit committee financial expert.”  The audit committee charter may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Governance Documents” link.  In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Compensation Committee

The compensation committee is responsible for determining the compensation that we pay to our chief executive officer and the other named executive officers and for approving the compensation structure for our other senior management.  Each member of the committee is a “non-employee director,” as defined by Section 16 of the Exchange Act, and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.  The compensation committee charter is available on our website at www.inlandrealestate.com through the “Investor Relations” link.  In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Code of Ethics

Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our “Code of Ethics,” provide the framework for our corporate governance.  Our Code of Ethics applies to all of our employees, including our chief executive officer, chief financial officer and controller, and our directors.  A complete copy of the Guidelines on Corporate Governance, the Code of Ethics and the committee charters may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Governance Documents” link.  In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board, acting on the recommendation of our nominating and corporate governance committee, has nominated the persons set forth below to serve as directors.  Ms. Lawton and Messrs. D’Arcy, Herter, McAuley and McWilliams have been nominated to serve as independent directors.  We know of no reason why any nominee will be unable to serve if elected.  If any nominee would be unable to serve if elected, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected.  If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders.  The following gives information for each nominee, about the nominee’s principal occupation and business, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by the board that the nominee should serve as a director of the Company.

Thomas P. D’Arcy, age 51, has served as our chairman of the board since April 2008 and as an independent director since 2005.  Since 2009, Mr. D’Arcy has been the president, chief executive officer and member of the board of directors of Grubb & Ellis Company, an NYSE-listed commercial real estate services and investment company.  Mr. D’Arcy has over 28 years of experience in the commercial real estate industry.  From 2004 to 2009, Mr. D’Arcy was a principal in Bayside Realty Partners, a private real estate company.  From 2001 to 2003, Mr. D’Arcy was president and chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included the Government of Singapore, the Carlyle Group and Northwestern Mutual Life Insurance Company.  Prior to his tenure with Equity Investment Group, Mr. D’Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the New York Stock Exchange, from 1989 to 2000.

Daniel L. Goodwin, age 67, has served as a director since 2001 and served as our chairman of the board from 2004 to April 2008.  Mr. Goodwin is a founder and the controlling stockholder, chairman of the board and chief executive officer of TIGI.  A wholly owned subsidiary of TIGI has sponsored five REITs, including the Company, and 84 real estate exchange private placements and over 400 limited partnerships, which altogether have raised more than $18 billion from over 360,000 investors. TIGI and its affiliates have sponsored or own real estate investment and financial companies doing business nationwide with a presence in 46 states and managing assets in excess of $25 billion.  Mr. Goodwin has over 35 years of experience in real estate and has overseen Inland companies operating the following businesses: investment, commercial real estate brokerage, real estate securities, land development, construction, and mortgage banking and lending.  Mr. Goodwin also serves as the chairman of the board and chief executive officer of Inland Bancorp, Inc., a multi-bank holding company whose subsidiaries include residential and commercial mortgage companies, alternative real estate loan companies and full service banks.  He also served on the board of directors of the Illinois State Affordable Housing Trust Fund, the Board of Governors of Illinois State Colleges and Universities, as chairman of the American National Bank of DuPage and was chairman of the board of trustees of Northeastern Illinois University. He currently serves as chairman of the board of the DuPage Airport Authority and is vice chairman of the Benedictine University board of trustees. Mr. Goodwin is a licensed real estate broker and a member of the National Association of Realtors.

Joel G. Herter, age 73, has served as an independent director since 1997 and is the chairperson of the audit committee.  Since 1997, Mr. Herter has served as a senior consultant to Wolf & Company, LLP, certified public accounts.  He was previously a partner of Wolf & Company, LLP from 1978 to 1997.  Mr. Herter’s business experience includes over thirty years as a practicing certified public accountant, providing accounting, auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries.  Mr. Herter is licensed as a certified public accountant in the state of Illinois and a member of the American Institute of

Certified Public Accountants and the Illinois CPA Society. Mr. Herter currently serves as a trustee of Elmhurst Memorial Hospital and Elmhurst College and as a director of Suburban Bank and Trust Company.

Heidi N. Lawton, age 48, has served as an independent director since 1994 and is the chairperson of the compensation committee, a member of the nominating and corporate governance committee and a member of the audit committee.  Since 2010, Ms. Lawton has also served as a member of the board of directors and audit committee of Inland Diversified Real Estate Trust, Inc.  Ms. Lawton is the managing broker and principal of Lawton Realty Group, Inc., a full service commercial real estate brokerage, development and management firm, which she founded in 1989.  Ms. Lawton has over twenty years of experience acquiring, developing and managing, as well as arranging financing for, large commercial properties.  Through her experiences she has developed skills in assessing risk and reading and writing financial reports.  She has also successfully turned around failed developments and associations.  Her areas of expertise include acquisitions for property development, structuring real estate investments, property conversions and implementing value add strategies.  Ms. Lawton has been licensed as a real estate professional since 1982 and served as president of the Northern Illinois Commercial Association of Realtors in 2009.

Thomas H. McAuley, age 65, is an independent director who has served on our board since 2004 and is a member of our audit committee.  Mr. McAuley also previously served on our audit committee from 2004 to 2006.  Mr. McAuley is formerly the President of Inland Capital Markets Group, Inc., a subsidiary of TIGI, a position that he held from May 2005 to December 2009.  From 1995 to 2003, he was chairman and chief executive officer of IRT Property Company, an Atlanta, Georgia based real estate investment trust traded on the New York Stock Exchange.  Prior to this position, he was a regional partner with Faison & Associates, a Charlotte, North Carolina real estate development and management company.  He is a licensed real estate broker in Florida, Georgia and South Carolina.  He currently serves on the board of Alico, Inc. and The Westervelt Company, as well as the board and audit committee of the Bank of Atlanta.  He previously served on the board and audit committee of Forestar Group, Inc.  Mr. McAuley has extensive experience in real estate investment, development, management, underwriting and financing, and in his career he has cultivated a large number of relationships throughout the nation’s real estate industry.

Thomas R. McWilliams, age 75, has served as an independent director since 2005 and is the chairperson of the nominating and corporate governance committee and a member of the compensation committee.  Since 1968, Mr. McWilliams has been engaged in the brokerage and development of office, commercial and residential properties.  Mr. McWilliams also serves as president of United Energy Associates, Incorporated, a privately held full service energy management company.  Mr. McWilliams has been involved in real estate brokerage, development and financing of commercial and residential properties for over 35 years.

Joel D. Simmons, age 52, has served as a director since 2000.  Since 2009, Mr. Simmons has served as an executive vice president of Grubb & Ellis Company, an NYSE-listed commercial real estate services and investment company.  Prior to joining Grubb & Ellis, Mr. Simmons was a partner at Cohen Financial, a national real estate financing company with an emphasis on the origination of commercial real estate loans.  During his 25 years with Cohen Financial, Mr. Simmons structured and arranged capital for commercial real estate transactions, including transactions involving large institutional lenders such as insurance companies.  Mr. Simmons is also a current member of the board of directors of Albany Bank & Trust Co. of Chicago, a Chicago based bank, and Inland Bancorp, Inc. of Oakbrook, Illinois.  Mr. Simmons is a member of the International Council of Shopping Centers (the “ICSC”) and the ICSC Illinois State Committee.

RECOMMENDATION OF THE BOARD:  The board recommends that you vote “FOR” the election of each of the seven nominees.

DIRECTOR COMPENSATION

The following table sets forth all compensation of our directors for the fiscal year ended December 31, 2010, along with the total number of shares underlying each director’s exercisable options as of December 31, 2010.

Name	Fees Earned or Paid in Cash	Option Awards	Total	Aggregate Number of Shares Underlying Option Awards as of December 31, 2010
	($)	($)(1)	($)
Thomas P. D’Arcy	157,800	550	158,350	7,000
Daniel L. Goodwin	45,200	550	45,750	3,000
Joel G. Herter	66,800	550	67,350	7,000
Heidi N. Lawton	65,800	550	66,350	6,000
Thomas H. McAuley	45,200	550	45,750	3,000
Thomas R. McWilliams	53,800	550	54,350	7,000
Joel D. Simmons	45,200	550	45,750	3,000

(1)

On June 17, 2010, each director was granted an option to purchase 1,000 shares at an exercise price equal to $8.36 per share, the closing price of our common stock on the New York Stock Exchange on the trading day immediately prior to the date of grant. Each option will be exercisable on June 17, 2012 and will expire on June 17, 2020.

Narrative to Director Compensation Table

During the fiscal year ended December 31, 2010, we paid each director an annual fee equal to $35,000, plus $1,200 for each meeting of the board or any committee of the board attended in person and $1,000 for each meeting of the board or any committee of the board attended via telephone.  Further, we paid the chairperson of each board committee an annual fee equal to $3,000, except that we paid the chairperson of the audit committee an annual fee equal to $5,000.  In addition, we paid Mr. D’Arcy an annual fee of $100,000 for serving as the chairman of the board.  We also reimbursed all directors for travel and other necessary business expenses incurred by them in performing their services as directors.  If any of our employees would be elected or otherwise called upon to serve as a director, we would not compensate that employee for his or her service as a director.

Compensation Committee Interlocks and Insider Participation

During 2010, Ms. Lawton and Messrs. McWilliams and Herter served as members of our compensation committee, and:

•                  no member of the compensation committee was an officer or employee of us or any of our subsidiaries, and no member of the compensation committee was an officer of the Company or any of our subsidiaries prior to 2010;

•                  no member of the compensation committee entered into any transaction with us in which the amount involved exceeded $120,000;

•                  none of our executive officers was a director of another entity where one of that entity’s executive officers served on our compensation committee; and

•                  none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as our director.

Meetings of the Board of Directors, Committees of the Board and Stockholders

During the fiscal year ended December 31, 2010, our board met nine times, the audit committee met eleven times, the compensation committee met four times, and the nominating and corporate governance committee met one time.  During 2010, the directors attended every meeting of the board, and each director attended every meeting of the committees of the board upon which that director served.  We encourage our directors to attend our annual meeting of stockholders, and in 2010, each director did so attend.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

In accordance with the audit committee’s written charter, the committee assists the board in overseeing the Company’s financial reporting process including evaluating the effectiveness of internal accounting, auditing and financial controls and procedures.

Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles and designing and implementing a system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the financial statements.  The audit committee is responsible for monitoring and reviewing these procedures and processes.  The audit committee is comprised of three independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee’s charter, the Company’s Charter and bylaws and the New York Stock Exchange listing standards.  With the exception of Mr. Herter, the members of the audit committee are not professionally engaged in the practice of accounting or auditing.  The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the internal auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles.  The audit committee also relies on the opinions of the Company’s independent registered public accounting firm with regard to the consolidated financial statements and the effectiveness of internal control over financial reporting.

During the year ended December 31, 2010, the audit committee met eleven times.  During these meetings, the members of the audit committee met separately and with members of the Company’s management, the internal auditors and the Company’s independent registered public accounting firm, KPMG LLP.  The committee discussed numerous items at these meetings including KPMG’s overall scope and plan for its year-end audit.  As part of these discussions, the audit committee discussed the results of KPMG’s audit and evaluation of the Company’s internal controls.  Further, the audit committee reviewed and discussed, with management, the internal auditors and KPMG, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010.  During the year ended December 31, 2010, management advised the committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee.  The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditors’ Communication with Those Charged with Governance,” including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also obtained a formal written statement from KPMG, describing all relationships between KPMG and the Company that might bear on KPMG’s independence.  Further the audit committee discussed any relationships that may have an impact on KPMG’s objectivity and independence including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees).

At certain of its meetings during 2010, the audit committee met with members of the Company’s executive management team to review the certifications required to be provided under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission by the chief executive officer and chief financial officer.  At these meetings, members of the Company’s senior management team reviewed each of the certifications required by Sarbanes-Oxley concerning internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the internal auditors and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee

Joel G. Herter (Chairperson)
Thomas H. McAuley
Heidi N. Lawton

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

The compensation committee has certain duties and powers as described in its charter.  The compensation committee is currently comprised of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.  The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2010.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the “CD&A”).  Based on this review and the committee’s discussions, the compensation committee has recommended to the board of directors (and the board of directors has approved) that the CD&A be included in this proxy statement on Schedule 14A.

The Compensation Committee

Heidi N. Lawton (Chairperson)
Joel G. Herter
Thomas R. McWilliams

EXECUTIVE OFFICERS

The board of directors annually elects our executive officers.  These officers may, subject to their respective employment agreements, be terminated at any time.  Listed below is information about our executive officers.

Mark E. Zalatoris, age 53, has served as our president and chief executive officer since April 2008 and previously served as executive vice president and chief operating officer from 2004 to 2008, and as chief financial officer and senior vice president from 2000 to 2004.  Prior to his responsibilities with the Company, Mr. Zalatoris was an executive at Inland Real Estate Investment Corporation from 1985 to 2000 with primary responsibility for asset management and due diligence functions. Mr. Zalatoris previously practiced as a certified public accountant, holds a general securities license, serves on the board of governors of the National Association of Real Estate Investment Trusts (the “NAREIT”) and is a member of the International Council of Shopping Centers (the “ICSC”). Mr. Zalatoris received a Bachelor of Arts degree in Finance and a Masters of Accounting Science from the University of Illinois, Champaign - Urbana.

Brett A. Brown, age 46, has served as our senior vice president, chief financial officer and treasurer since 2008.  Mr. Brown joined us in May 2004 as vice president and chief financial officer.  From 2000 to April 2004, Mr. Brown served as the senior vice president of financial reporting for Great Lakes REIT, an NYSE-listed REIT based in Oak Brook, Illinois, and held various other executive positions in finance and accounting at Great Lakes and its predecessor from 1988 to 2000. Mr. Brown is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society, as well as the NAREIT and the ICSC. Mr. Brown graduated from Northern Illinois University in 1986 with a bachelor’s degree in accounting.

Beth Sprecher Brooks, age 56, has served as our senior vice president since 2008 and as our general counsel and secretary since 2006.  Ms. Sprecher Brooks joined us in November 2002, became assistant vice president in 2003 and vice president in 2005.  Ms. Sprecher Brooks has concentrated her legal practice in the area of real estate since 1979 either as in-house counsel to a corporation or in the real estate department at a law firm.  Ms. Brooks has vast experience in a broad range of areas in real estate, including acquisitions and sales, zoning work, leasing, and other areas of general corporate law. She is a member of the American Bar Association, Association of Corporate Counsel and ICSC.  Ms. Sprecher Brooks received a Bachelor of Arts degree in American Studies from Georgetown University and a Juris Doctor Degree from Northwestern University School of Law.

D. Scott Carr, age 45, has served as our senior vice president of portfolio management since 2008 and has served as the president of Inland Commercial Property Management, Inc. (“ICPM”), a subsidiary of the Company, since 1995.  Mr. Carr joined the Inland organization in 1987 and has been employed by ICPM since 1994.  As president of property management, Mr. Carr oversees all aspects of property operations and leasing for over 150 open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties.  Mr. Carr is a member of the ICSC. He has achieved the professional designations of Senior Certified Shopping Center Manager and Senior Certified Leasing Specialist. Mr. Carr is also a licensed real estate broker in Illinois and Minnesota. Mr. Carr received a Bachelor of Arts degree in Economics from Loyola University, Chicago.

William W. Anderson, age 52, has served as our vice president, transactions, since 2000.  Mr. Anderson is responsible for our acquisitions and dispositions of real property.  Prior to 2000, Mr. Anderson held positions in sales, brokerage, and development with TIGI.  Mr. Anderson has experience analyzing and negotiating the acquisition of shopping centers, apartments and net leased commercial properties. Mr. Anderson received a Bachelor of Science degree in finance from Northern Illinois University, and is an active member of the ICSC and the National Association of Realtors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis explains the material elements of the compensation of Mark E. Zalatoris, Brett A. Brown, D. Scott Carr, Beth Sprecher Brooks and William W. Anderson (each, a “named executive officer” and collectively, the “named executive officers”) for the fiscal years ended December 31, 2010, 2009 and 2008.  This compensation discussion and analysis also summarizes the employment agreements entered into by us with each of our named executive officers governing compensation to be paid to our named executive officers for the fiscal year ending on December 31, 2011.

General Philosophy and Objectives

Our compensation committee is responsible for establishing and overseeing our executive compensation policies and programs, which are designed to:

•                                          attract, retain and motivate quality executives by providing fair and reasonable compensation;

•                                          reward individual performance;

•                                          align compensation with company performance; and

•                                          align the interests of executives with those of our stockholders.

To accomplish these objectives, we have designed an executive compensation program with three major elements — base compensation and annual cash and restricted stock awards.

•                                          Base compensation provides a level of fixed compensation that will promote executive recruitment and retention.

•                                          Annual cash incentive awards motivate executives and reward them for the achievement of personal goals and our financial and operating goals for the year.

•                                          Annual restricted stock compensation and incentive awards promote the creation of long-term stockholder value and align the interest of our executives with the interests of our stockholders more closely than would cash compensation alone, by ensuring that a portion of total compensation is at risk and fluctuates in value with the price of our common stock.  Compensating executives with restricted stock also fosters retention of our executives because the rights to these shares vest over a five year period at a rate of 20% per year.

We view these elements of compensation as related but distinct. We do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other elements. We determine the appropriate level for each element of compensation based in part, but not exclusively, on competitive benchmarking and other considerations we deem relevant, such as rewarding executives for extraordinary individual and company performance.

A portion of each named executive officer’s total compensation is tied to operating and financial performance metrics such as “Funds From Operations” or “FFO” and “Total Shareholder Return.”  A reconciliation of FFO to net income for our three most recently completed fiscal years is included on page 63 of our Annual Report on Form 10-K, filed with the Commission on February 28, 2011.  Total

Shareholder Return as used herein is defined as the sum of (1) the percentage change in our common stock price between January 1st and December 31st of the employment year and (2) our distribution yield for the employment year (calculated by dividing (x) the total distributions paid per share of our common stock for the employment year by (y) the closing price for a share of our common stock on January 1st of the employment year).  By linking incentive compensation with growth in both FFO and Total Shareholder Return, the compensation committee believes that incentive compensation more closely aligns the interests of our executives with those of our shareholders than if incentive compensation was linked to growth in FFO alone.  The committee believes that utilizing both criteria motivates our named executive officers to strive to achieve current improvements in our performance as measured by FFO as well as to create longer-term value for our stockholders that may ultimately be reflected in some combination of a higher market price for our common stock and larger distributions.

Utilizing both performance metrics, as opposed to just one or the other, may keep executives motivated and incentivized under circumstances when using one metric alone otherwise would have left an executive without the possibility of an award for reasons beyond his or her control or the control of the Company.  Using both metrics reduces the potentially arbitrary impact of a random or anomalous decrease in a given year in either FFO or Total Shareholder Return, which decrease might otherwise have resulted in no incentive award to a named executive officer who may have made decisions and taken actions that were the best available decisions and actions under the circumstances.  For example, there might be years in which our stock price is influenced by factors beyond actions we have taken or could have taken or years in which an action or decision that is good for the long-term health of the Company may result in FFO growth that is lower than it otherwise would have been in the absence of that action or decision.  The committee believes that using both metrics motivates executives to give a more balanced consideration to both the Company’s short-term performance as reflected in FFO and long-term health as reflected in the price of our stock without being entirely subject to downward movements in the broader stock market or other developments unrelated to our performance that nevertheless may negatively influence our stock price.

The committee believes it is important to reward our executives for achieving individual goals even when the growth rate in our FFO and Total Shareholder Return may not result in an award of incentive compensation for a particular year.  Executives have a greater incentive to perform well if a portion of their compensation is tied directly to their individual performance and is not dependent upon our overall performance, and the committee believes that we will have improved future FFO and Total Shareholder Return if the individual goals set for each executive are achieved.  Thus, each executive who achieves personal goals agreed to in advance will be entitled to receive an award of cash and restricted stock, regardless of our level of performance.

Determining Compensation

In setting compensation levels, the committee takes into account our performance measured by growth in FFO per share and Total Shareholder Return relative to our strategic goals and the “Retail REIT Shopping Center Index” (the “NAREIT Peer Index”) published by NAREIT, a real estate industry trade group which describes itself as the worldwide representative voice for REITs and publicly traded real estate companies with an interest in U.S. real estate and capital markets.  For the years ended December 31, 2010, 2009 and 2008, the following REITs comprised the NAREIT Peer Index:

Acadia Realty Trust	Kite Realty Group Trust
Alexander’s Inc.	Ramco-Gershenson Properties Trust
Cedar Shopping Centers, Inc.	Regency Centers Corp.
Developers Diversified Realty Corp.	Saul Centers, Inc.
Equity One, Inc.	Tanger Factory Outlet Centers, Inc.
Federal Realty Inv. Trust	Urstadt Biddle Properties Inc.

Kimco Realty Corp.	Weingarten Realty Investors

Our compensation committee also considers, subjectively and without attributing any particular weight or significance to any particular item, each executive’s past compensation, performance, experience level, role and responsibilities, as well as our overall financial performance relative to our goals and changes in the marketplace.  Members of the committee meet with, and consider the recommendations of, our chief executive officer and other directors and also meet in the absence of management to discuss compensation.  Both our management and our compensation committee also review surveys of industry compensation practices, such as the NAREIT Compensation Survey, to provide themselves with relevant market data and to informally compare the proposed compensation with that paid by other REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees.  The following table reflects, for each element of compensation, where each named executive officer’s compensation for 2010 fell as a percentage of the median within the range of companies used as general reference points:

Compensation for 2010 as Percentage of Median Compensation

in the 2009 NAREIT Compensation Survey

Companies with Total Capitalization between $1B - $2.99B

	Base Salary(1)	Total Annual Cash Compensation(2)	Long-Term Incentive Award	Total Remuneration
Chief Executive Officer	99%	69%	7%	46%
Chief Financial Officer	113%	85%	12%	60%
General Counsel	114%	90%	21%	78%
SVP, Portfolio Management	114%	88%	15%	84%
VP, Transactions	158%	124%	35%	108%

Companies with between 50-199 Full-time Employees

	Base Salary(1)	Total Annual Cash Compensation(2)	Long-Term Incentive Award	Total Remuneration
Chief Executive Officer	100%	50%	6%	34%
Chief Financial Officer	110%	69%	9%	49%
General Counsel	111%	81%	10%	67%
SVP, Portfolio Management	114%	78%	9%	48%
VP, Transactions	115%	60%	9%	41%

(1)	For purposes of this column, the “base salary” of each of our named executive officers comprises the cash and restricted stock components of base compensation.

(2)

For purposes of this column, the “total annual cash compensation” of each of our named executive officers comprises the cash and restricted stock components of base compensation and the cash incentive award.

The NAREIT Compensation Survey is proprietary, reflects the practices of a broad array of companies in the REIT industry generally, and does not identify the practices of any particular companies operating in these sectors.  The compensation committee and management use the survey data to obtain a general understanding of current compensation practices and as a general reference.  The compensation committee does not know the identity of the specific companies participating in the survey.  Neither the compensation committee nor management ties its recommendations regarding compensation to any particular multiple or other metric presented in the survey data.

2011 Employment Agreements

We have entered into employment agreements with each of our named executive officers effective as of January 1, 2011 and expiring December 31, 2011.  The new employment agreements provide for increases in base cash salary for certain executive officers.  In 2011, base cash salaries will be $349,800 for Mr. Brown and Mr. Carr, $278,900 for Ms. Brooks and $270,100 for Mr. Anderson.  Each named executive officer will continue to have incentive award opportunities based upon our performance relative to the NAREIT Peer Index, as measured by the growth in FFO and Total Shareholder Return, as well as the achievement of personal goals.  The total maximum possible incentive award opportunities have been adjusted upward from 66% of base cash salary to 75% of base cash salary for Mr. Brown and Mr. Carr from the opportunities in their respective 2010 employment agreements.  The 2011 agreements continue to provide for payments upon termination and a change of control, as discussed further below under “2011 Potential Payments upon Termination or a Change of Control.”  The multiple of the amount to be paid upon a change of control was increased for 2011 from 1.5x to 2.0x for 2011.  The multiple of the amount to be paid upon a termination by the Company without cause or a termination by the executive for good reason was increased from 0.75x to 1.0x.  In all other material respects, the new employment agreements are substantially similar to the 2010 employment agreements.

2010 Employment Agreements

Under the employment agreements in effect between January 1, 2010 and December 31, 2010, each named executive officer received a fixed amount of base compensation that includes a cash component and an equity component.  The equity component for the named executive officers is a number of shares of restricted stock with a value on the date of grant equal to approximately 5% of their total base compensation.  The rights of the executives to these shares of restricted stock vest 20% per year over five years.  Unlike the employment agreements for 2008 and 2009, the agreements in effect during 2010 did not provide for (i) any non-discretionary bonus or incentive award opportunity if the Company performed below the “target” level of performance or (ii) any stock option awards.  For 2010, each named executive officer was eligible to receive an incentive award only if the executive achieved certain agreed upon personal goals in the discretion of Mr. Zalatoris and the compensation committee or we achieved at least a “target” level of performance in one of the two company performance metrics.  All awards of restricted stock are made pursuant to our 2005 Equity Award Plan.

Our level of performance for 2010

For 2010, a portion of each named executive officer’s total compensation was based on our performance relative to the NAREIT Peer Index.  We determined our performance by comparing the growth rate in our FFO and Total Shareholder Return from year to year versus the median growth rates in those measures of the companies in the NAREIT Peer Index.  We would have achieved (1) a “target” level of performance if the measure in question was both positive and equal to or greater than 100%, but less than 135%, of the median for the NAREIT Peer Index; and (2) a “high” level of performance if the measure was both positive and equal to or greater than 135% of the median for the NAREIT Peer Index.

Our growth rate in FFO and the median growth rate in FFO for the NAREIT Peer Index were negative for the year ended December 31, 2010, declining approximately 31.0% and 11.7%, respectively.  Our growth rate in Total Shareholder Return and the median growth rate in Total Shareholder Return for the NAREIT Peer Index were equal to approximately 15.0% and 33.3%, respectively.  We, therefore, did not achieve a “target” level of performance for 2010.

Cash incentive opportunity for 2010

Each named executive officer had an opportunity to earn an annual cash incentive award in an amount equal to a percentage of his or her base cash salary for 2010.  The maximum possible annual cash incentive award that each executive could have earned, expressed as a percentage of the executive’s base cash salary for 2010, is set forth below:

Maximum Possible Annual Cash Incentive Award

(As Percentage of 2010 Base Cash Salary)

Mark Zalatoris	Other Executives

40%	30%

Of the maximum possible annual cash incentive award, the amount actually awarded was the sum of three components.  The first component, as set forth below, depended upon our level of performance for 2010 as measured by the growth rate in our FFO relative to the median growth rate in FFO of the companies listed in the 2010 NAREIT Peer Index:

First Component of Annual Cash Incentive Award

(As Percentage of 2010 Base Cash Salary)

	Mark Zalatoris	Other Executives

Granted automatically upon achieving a “Target” level of growth in FFO	7%	5%

Granted automatically upon achieving a “High” level of growth in FFO	14%	10%

The second component, as set forth below, depended upon our level of performance for 2010 as measured by the growth rate in our Total Shareholder Return relative to the median total shareholder return of the companies included in the 2010 NAREIT Peer Index:

Second Component of Annual Cash Incentive Award

(As Percentage of 2010 Base Cash Salary)

	Mark Zalatoris	Other Executives

Granted automatically upon achieving a “Target” level of growth rate in Total Shareholder Return	7%	5%

Granted automatically upon achieving a “High” level of growth in Total Shareholder Return	14%	10%

The third component was fixed in the discretion of the compensation committee (with respect to Mr. Zalatoris) or Mr. Zalatoris (with respect to the other named executive officers) based upon a determination of whether the named executive officer achieved the personal goals agreed upon in advance.  The award for the third component could have ranged from zero to the maximum percentage reflected below.

Third Component of Annual Cash Incentive Award

(Maximum Possible As Percentage of 2010 Base Cash Salary)

	Mark Zalatoris	Other Executives

Granted in the discretion of (i) the compensation committee (for Mr. Zalatoris based on a subjective assessment of his performance) or (ii) Mr. Zalatoris (for the other named executive officers based on an assessment of the achievement of their personal goals)	12%	10%

The annual cash incentive award that each executive officer actually earned was equal to the sum of the three components.  Because we did not achieve at least a “target” level of performance for 2010 as measured by the growth rate in either our FFO or our Total Shareholder Return, the first two components were equal to zero, and the total cash incentive award was equal only to the amount of the third component.  The determination of the amount of the third component is discussed in detail in “Cash and Restricted Stock Incentive Awards Made for 2010” below.

Restricted stock incentive opportunity for 2010

Each named executive officer had an opportunity to earn an annual restricted stock incentive award in an amount equal to a percentage of his or her base cash salary for 2010.  The maximum possible annual restricted stock incentive award that each executive could have earned, expressed as a percentage of the executive’s base cash salary for 2010, is set forth below:

Maximum Possible Annual Restricted Stock Incentive Award

(As Percentage of 2010 Base Cash Salary)

Mark Zalatoris	Other Executives

45%	36%

The annual restricted stock incentive award that each executive officer actually earned was equal to a fraction, the numerator of which was the sum of the three components described below, and the denominator of which was the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.  The first component of the numerator, as set forth below, depended upon our level of performance for 2010 as measured by the growth rate in our FFO relative to the median growth rate in FFO of the companies listed in the 2010 NAREIT Peer Index:

First Component of Annual Restricted Stock Incentive Award

(As Percentage of 2010 Base Cash Salary)

	Mark Zalatoris	Other Executives

Granted automatically upon achieving a “Target” level of growth in FFO	8%	7%

Granted automatically upon achieving a “High” level of growth in FFO	15%	12%

The second component of the numerator, as set forth below, depended upon our level of performance for 2010 as measured by the growth rate in our Total Shareholder Return relative to the median total shareholder return of the companies included in the 2010 NAREIT Peer Index:

Second Component of Annual Restricted Stock Incentive Award

(As Percentage of 2010 Base Cash Salary)

	Mark Zalatoris	Other Executives

Granted automatically upon achieving a “Target” level of growth in Total Shareholder Return	8%	7%

Granted automatically upon achieving a “High” level of growth in Total Shareholder Return	15%	12%

The third component of the numerator was fixed in the discretion of the compensation committee or Mr. Zalatoris based upon a subjective determination of whether the named executive officer achieved the personal goals agreed upon in advance.  The award for the third component could have ranged from zero to the maximum percentage reflected below.

Third Component of Annual Restricted Stock Incentive Award

(As Percentage of 2010 Base Cash Salary)

	Mark Zalatoris	Other Executives

Granted in the discretion of (i) the compensation committee (for Mr. Zalatoris based on a subjective assessment of his performance) or (ii) Mr. Zalatoris (for the other named executive officers based on an assessment of the achievement of their personal goals)	15%	12%

Because we did not achieve at least a “target” level of performance for 2010 as measured by the growth rate in either FFO or Total Shareholder Return, the first two components were equal to zero and the numerator was equal to the third component.  The determination of the amount of the third component is discussed in detail in “Cash and Restricted Stock Incentive Awards Made for 2010” below.

Cash and restricted stock incentives actually awarded for 2010

The compensation committee (with respect to Mr. Zalatoris) and Mr. Zalatoris (with respect to the other named executive officers) had discretion to determine whether to award the third component of the cash incentive award and restricted stock incentive award for 2010.  In making this determination, the compensation committee and Mr. Zalatoris assessed the extent to which each named executive officer met his or her personal goals during 2010.  The personal goals for the named executive officers were proposed by the officers and negotiated and agreed to by the compensation committee.  The specific goals for 2010 reflect our confidential operating plans and information and our planning process and accordingly disclosing them would result in competitive harm to us.  The personal goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a concerted individual effort by the officer.  The goals are intended to be achievable by the individual officers even if the Company’s performance is not at a level at which the named executive officers would receive incentive compensation awards based on Company performance, so that those officers can be rewarded for strong individual performance when the Company’s performance is adversely affected by factors beyond their control.

Based on Mr. Zalatoris’ subjective assessment of the performance of each other named executive officer relative to his or her personal goals for 2010, which included his consideration of a self-assessment by each of them, Mr. Zalatoris determined to award, with the approval of the compensation committee, the amounts listed in the table below.  With respect to Mr. Zalatoris, the compensation committee reviewed and discussed a self-assessment and proposed award amount provided by Mr. Zalatoris and determined to award that amount to Mr. Zalatoris (which amount is also set forth in the table below:

	Cash Incentive Award		Restricted Stock Incentive Award
Named Executive Officer	(% of Cash Salary)	($)	(% of Cash Salary)	($)
Mark Zalatoris	10%	$49,500	12%	$59,400
Brett Brown	10%	$33,000	12%	$39,600
D. Scott Carr	10%	$33,000	12%	$39,600
Beth Sprecher Brooks	9%	$24,255	10%	$26,950
William Anderson	8.5%	$22,440	10%	$26,400

2009 and 2008 Employment Agreements

For the fiscal years ended December 31, 2009 and 2008, each named executive officer was employed pursuant to an employment agreement that became effective as of January 1, 2008.  We paid each named executive officer a fixed base cash salary for each year of the term of the agreement.

Incentive award opportunities for 2009 and 2008

Each named executive officer had a right to cash awards and equity awards consisting of restricted stock and options to purchase stock depending upon our level of performance and an assessment of the executive’s performance.  The award opportunities were based on our level of performance measured by the growth rate in our FFO relative to the median growth rate of the companies participating in the NAREIT Peer Index.  If we achieved a “threshold” level of performance, the amount of the actual award was then determined within the discretion of the compensation committee, with respect to Mr. Zalatoris, and Mr. Zalatoris, with respect to the other named executive officers.

Our level of performance for 2009 and 2008

For purposes of determining each named executive officer’s total compensation, our performance was measured by comparing the growth rate from year to year in our FFO versus the median growth rate of the companies in the NAREIT Peer Index.  We would have achieved a: (1) “threshold” level of performance if the growth rate in our FFO was equal to or greater than 80%, but less than 100%, of the median FFO growth rate for the NAREIT Peer Index; (2) “target” level of performance if the growth rate in our FFO was equal to or greater than 100%, but less than 130%, of the median FFO grown rate for the NAREIT Peer Index; and (3) “high” level of performance if the growth rate in our FFO was equal to or greater than 130% of the median FFO growth rate for the NAREIT Peer Index.

The median growth rate in FFO for the NAREIT Peer Index was negative for the two years in question, declining 16.9% and 10.8% for the years ended December 31, 2009 and 2008, respectively.  Our

FFO declined 32.6% and 7.0% for the year ended December 31, 2009 and 2008, respectively.  We, therefore, did not achieve a “threshold” level of performance for 2009.  For 2008, although we did not achieve positive FFO growth, we did arguably perform at a “high” level under the employment agreements because our FFO was at a level that is 130% of the median performance of the NAREIT Peer Index for that year.  In light of our performance relative to the negative median FFO of the companies that make up the NAREIT Peer Index and the language in our employment agreements with the named executive officers, Mr. Zalatoris proposed, and the compensation committee recommended and the board approved, bonus compensation for each named executive officer in amounts equal to one-half of the amounts they would have received based on a “high” level of performance by us.

Minimum cash and restricted stock bonuses for 2009 and 2008

Each named executive officer had a right to receive a minimum, non-discretionary bonus consisting of cash and shares of restricted stock in the event that we did not achieve at least a “threshold” level of performance for the year in question.  The named executive officers received this minimum bonus for 2009.

Stock option award opportunities for 2009 and 2008

Each named executive officer had a right to receive a non-discretionary award of an option to purchase shares of our common stock, if we achieved at least a “threshold” level of performance for the applicable year.  The named executive officers received this award for 2008.

Cash and restricted stock incentive opportunities for 2009 and 2008

Each named executive officer had annual cash and restricted stock incentive award opportunities, in lieu of the minimum bonus amounts described above, if we achieved at least a “threshold” level of performance for the applicable year.  The maximum possible annual cash incentive award that each executive could have earned upon our achieving a particular level of performance for the applicable year, expressed as a percentage of the executive’s base cash salary for that year, is set forth below:

Maximum Annual Cash Incentive Award

For the Fiscal Years Ended December 31, 2009 and 2008, Respectively

(As Percentage of Salary)

	Mark Zalatoris	Other Named Executive Officers

Threshold	20%	15%
Target	30%	25%
High	50%	35%

The maximum possible annual restricted stock incentive award that each executive could have earned, expressed as a percentage of the executive’s base cash salary for that year, is set forth below:

Maximum Annual Restricted Stock Award

For the Fiscal Years Ended December 31, 2009 and 2008, Respectively

(As Percentage of Base Cash Salary)

	Mark Zalatoris	Other Executives

Threshold	20%	10%
Target	30%	20%
High	50%	30%

Of each maximum possible annual cash and restricted stock award upon achieving at least a “threshold” level of performance, one-half was awarded to the named executive officers automatically.  The actual amount awarded out of the other half of the maximum possible award was based on a subjective review of the individual’s performance, including an assessment of the individual’s contribution to corporate goals (such as growth in funds from operations, achieving positive leasing spreads or growth in same store net operating income (“NOI”)), supervision of subordinates, organization, dedication, personal interaction with other employees and management of outside business relationships as well as, in the case of named executive officers other than Mr. Zalatoris, a subjective evaluation of the individual’s achievement of personal goals.

The personal goals for the named executives other than Mr. Zalatoris for 2008 were as follows:

Brett Brown, Chief Financial Officer:  Ensure timely and accurate financial statement preparation and filings thereof; oversee the capital raising activities of the company, incorporating both debt and equity; supervise the investor relations function and any needed interaction with the regulatory community.

Scott Carr, President of Property Management:  Direct all activities of property management and leasing staff to achieve the goal of year-over-year increases in same store NOI and producing leasing activity that results in positive spreads in rates whereby the new lease average rental rates are greater than the expiring lease rental rates.

Beth Brooks, General Counsel:  Manage the internal legal function and coordinate the efficient use of outside legal services, including bringing in legal work to the internal staff that was previously outsourced to reduce in year-over-year outside legal fees.

William Anderson, Vice President of Transactions:  Direct and manage all property purchases and sale activities, with the goal of achieving $100 million in aggregate acquisitions primarily for the company’s joint venture with Inland Real Estate Exchange Corporation.  A secondary goal was to successfully market and close on disposition candidates identified by senior management.

Awards made for 2008

The compensation committee recommended, and the full board approved, bonus compensation opportunities for each named executive officer in amounts equal to one-half of the amount corresponding to a “high” level of performance for 2008.  Based on Mr. Zalatoris’ subjective assessment of each named executive officer’s performance, including a self-assessment of his own performance, as well as his subjective determination that each named executive officer meet all of his or her personal goals for 2008,

Mr. Zalatoris recommended, and the compensation committee determined to award, the maximum discretionary portions of the bonus compensation opportunity amounts to each named executive officer.

The compensation committee also determined to award each named executive officer an option to purchase shares of our common stock in the amounts indicated in the Summary Compensation Table below.  Each named executive officer was entitled to an annual stock option award for 2008 if the Company achieved at least a “threshold” level of performance.  For reasons discussed above under the heading “Our level of performance for 2009 and 2008,” Mr. Zalatoris and the compensation committee recommended, and the full board approved, making awards in amounts that correspond to one-half of what would have been awarded for a “high” level of performance in 2008 and, therefore, awarded the named executive officers stock options for 2008 in the amount that they were entitled to receive upon the Company’s achieving at least a “threshold” level of performance.

Benefits and Perquisites

Our named executive officers have the same benefit opportunities as all of our employees, including:

•                                          health, dental and vision insurance;

•                                          group term life and accidental death and dismemberment insurance;

•                                          short-term and long-term disability coverage; and

•                                          participation in our tax-qualified 401(k) plan.

Our employees had the same benefit opportunities in 2010, 2009 and 2008.  We do not provide additional perquisites to our executives.

Effect of Regulatory Requirements on Executive Compensation

Section 162(m).  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our chief executive officer and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations.  Our compensation committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies.  Further, as long as we qualify as a REIT, we generally will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on us.  All compensation paid to these executives for the year ended December 31, 2009 was deductible under Section 162(m) of the Code.

To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, we might be required to increase the amount of our distributions to our stockholders to maintain our status as a REIT or a larger portion of stockholder distributions might be subject to federal income tax as ordinary income rather than return of capital.  Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation.  The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A.  Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income.  The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers.

Section 280G and 4999.  Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations).  The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company.

Accounting Rules.  We account for stock-based employee compensation (currently stock options and restricted stock) using the fair value based method of accounting described in ASC Topic 718.  We record the cost of awards with service conditions based on the grant-date fair value of the award.  The cost of the awards is recognized over the vesting period.  If an award is forfeited, no additional compensation expense is recognized.  The committee considers the accounting treatment of alternate grant proposals under ASC Topic 718 in determining the form and timing of equity compensation grants to employees, including our named executive officers.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)(1)	($)(2)	($)	($)	($)	($)(3)	($)

Mark E. Zalatoris, President and Chief Executive Officer	2010	540,000	—	59,400	—	49,500	15,854	664,754
	2009	450,000	45,000	44,741	—	—	14,623	554,364
	2008	419,399	45,000	110,129	2,672	35,000	18,234	630,434

Brett A. Brown, Senior Vice President, Chief Financial Officer and Treasurer	2010	345,000	—	39,600	—	33,000	7,193	424,793
	2009	300,000	30,000	14,912	—	—	5,660	350,572
	2008	300,000	30,000	44,044	891	22,500	5,121	402,556

D. Scott Carr, Senior Vice President, Portfolio Management, President of ICPM	2010	345,000	—	39,600	—	33,000	7,470	425,070
	2009	300,000	30,000	14,912	—	—	7,017	351,929
	2008	300,000	30,000	44,044	891	22,500	8,372	405,807

Beth Sprecher Brooks, Senior Vice President, General Counsel and Secretary	2010	281,750	—	26,950	—	24,255	6,351	339,306
	2009	245,000	24,500	12,198	—	—	5,158	286,856
	2008	245,000	24,500	35,979	727	18,375	4,725	329,306

William W. Anderson, Vice President, Transactions	2010	276,000	—	26,400	—	22,400	6,620	331,460
	2009	240,000	24,000	11,948	—	—	6,641	282,589
	2008	240,000	24,000	35,235	713	18,000	8,233	326,181

(1)                                  Includes the grant date value of restricted stock paid as base compensation as well as base cash compensation.

(2)                                  Represents amounts paid as bonuses for performance in respect of the applicable year.  These amounts were minimum bonuses required under the executives’ employment agreements.

(3)                                  The amount reported as “All Other Compensation” includes matching contributions to our 401(k) plan, amounts paid for a short-term disability policy, the value of distributions on unvested restricted stock and amounts paid for life insurance coverage.

2010 Grant of Plan-Based Awards

The following table provides information on the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards
		(#)		($)

Mark E. Zalatoris	06/17/10	5,355	(1)	44,741
	06/17/10	5,355	(2)	44,741

Brett A. Brown	06/17/10	1,785	(1)	14,912
	06/17/10	1,785	(2)	14,912

D. Scott Carr	06/17/10	1,785	(1)	14,912
	06/17/10	1,785	(2)	14,912

Beth Sprecher Brooks	06/17/10	1,460	(1)	12,198
	06/17/10	1,460	(2)	12,198

William W. Anderson	06/17/10	1,430	(1)	11,948
	06/17/10	1,430	(2)	11,948

(1)                              Amounts reflect shares of restricted stock awarded as deferred compensation under the named executive officer’s employment agreement for 2010.

(2)                                  Amounts reflect shares of restricted stock awarded as the annual restricted stock incentive award for the executive officer’s performance in 2009.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to all unexercised options and stock awards that have not vested for each of the named executive officers outstanding as of December 31, 2010.

Option Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
			(#) (1)	($)

Mark E. Zalatoris	08/06/08	936	1,404	14.97	08/06/18
	08/19/09	1,125	4,500	7.89	08/20/19

Brett A. Brown	08/06/08	300	450	14.97	08/06/18
	08/19/09	375	1,500	7.89	08/20/19

D. Scott Carr	08/06/08	300	450	14.97	08/06/18
	08/19/09	375	1,500	7.89	08/20/19

Beth Sprecher Brooks	08/06/08	274	411	14.97	08/06/18
	08/19/09	306	1,224	7.89	08/20/19

William W. Anderson	08/06/08	268	402	14.97	08/06/18
	08/19/09	300	1,200	7.89	08/20/19

(1)                                  20% of options granted vest on each successive yearly anniversary of the date of the grant.

Stock Awards

Name	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested
	(#)(1)	($)

Mark E. Zalatoris	26,257	231,062
Brett A. Brown	9,468	83,318
D. Scott Carr	9,632	84,762
Beth Sprecher Brooks	7,848	69,062
William W. Anderson	7,887	69,406

(1)                                  20% of restricted shares of stock granted vest on each successive yearly anniversary of the date of the grant.

2010 Option Exercises and Stock Vested

The following table sets forth information concerning the amounts realized upon the vesting of stock awards during the year ended December 31, 2010 by each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Mark E. Zalatoris	6,515	58,635
Brett A. Brown	2,108	18,972
D. Scott Carr	2,660	23,940
Beth Sprecher Brooks	1,703	15,327
William W. Anderson	2,385	21,465

2011 Potential Payments Upon Termination or a Change of Control

Under the employment agreements in effect for the fiscal year ended December 31, 2011, we are required to provide compensation and other benefits to the named executive officers in the event of a termination of employment.  Some of the material terms and conditions of these rights are summarized below.

Termination by the Company for Cause or Voluntarily by the Executive.  Under the employment agreements, we will have “cause” to terminate an executive’s employment if, among other things, the executive fails to perform his or her duties under the employment agreement.  If employment is terminated by us for “cause” or voluntarily by the executive, then within 30 days of the date of the termination, we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses; and

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law.

In addition, any restricted stock awards issued to the executive which have not yet vested will immediately be forfeited.

Termination by the Company without Cause or by the Executive for Good Reason.  Under the employment agreements, an executive will have “good reason” to terminate his or her employment agreement if: (1) we require the executive to relocate his or her principal residence to a location outside of the greater Chicago Metropolitan Area, (2) certain reductions are made to the executive’s base salary or other compensation and benefits, or (3) we materially breach the provisions of the agreement.  If employment is terminated by us “without cause” or by the executive for “good reason,” then within 30 days of the date of the termination, we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses;

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•                                          any accrued bonus, which has been determined for the prior year, but not yet paid;

•                                          any accrued bonus for the current year prorated to the date of termination; and

•                                          an amount equal to the sum of: (A) the executive’s then current per annum base salary, plus (B) an amount equal to the annual cash incentive award which was paid to the executive for the fiscal year preceding the year of termination; provided, however, that the payment to the executive would, in no event, have exceed an amount which would cause the executive to receive an “excess parachute payment” as defined in the Code.

In addition, any restricted stock awards which have not yet vested will vest immediately and will no longer be subject to forfeiture.

Termination by Company for Good Reason.  Under the employment agreements, we will have “good reason” to terminate an executive’s employment if the executive fails to achieve the personal goals and objectives mutually agreed upon between the executive and the board.  If we terminate the executive’s employment for “good reason,” then within 30 days of the date of the termination, we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses;

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•                                          any accrued bonus, which has been determined for the prior year, but not yet paid;

•                                          any accrued bonus for the current year prorated to the date of termination; and

•                                          an amount equal to 0.50 times the sum: (A) the executive’s then current per annum base salary, plus (B) an amount equal to the annual cash incentive award which was paid to the executive for the fiscal year preceding the year of termination; provided, however, that the payment to the executive would, in no event, have exceed an amount which would cause the executive to receive an “excess parachute payment” as defined in the Code.

In addition, any restricted stock awards which have not yet vested will immediately be forfeited.

Change of Control.  If employment under the agreement is terminated within one year of a “change of control,” then within 30 days of the date of the termination, we will pay the executive:

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses;

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•                                          any accrued bonus, which has been determined for the prior year, but not yet paid;

•                                          any accrued bonus for the current year prorated to the date of termination; and

•                                          an amount equal to 2.0 times the sum of: (A) the executive’s then current per annum base salary; plus (B) an amount equal to the annual cash incentive award paid to the executive for the fiscal year immediately preceding the year of termination; plus (C) the aggregate dollar value of each of the restricted stock awards that was granted to executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to the executive will, in no event, exceed an amount which would cause the executive to receive an “excess parachute payment” as defined in the Code.

In addition, if the executive’s employment is terminated within one year of a “change of control,” then any restricted stock awards which have not vested will immediately vest and no longer be subject to forfeiture.

Termination upon Death or Total Disability.  If employment under the agreement is terminated by reason of the death or “total disability” of the executive, then within 30 days of the date of the termination, we will pay the executive (or his or her estate or beneficiaries):

•                                          any accrued base salary;

•                                          any accrued vacation pay;

•                                          any accrued reimbursable expenses;

•                                          any accrued benefits, together with any benefits required to be paid or provided under applicable law.; and

•                                          any accrued bonus.

In addition, any restricted stock or stock option awards issued to the executive which have not yet vested will vest immediately and no longer be subject to forfeiture.

The following table describes the payments, if any, to each named executive officer that would have been made upon the termination or change in control under the executive’s employment agreement, based on a hypothetical termination or change in control occurring on December 31, 2010.  To the extent the determination of a payment amount requires the use of the price of our common stock, we used the closing price of our common stock on December 31, 2010.  The amounts reflect the acceleration of benefits under the employment agreements, as well as benefits payable or other consequences under our benefit plans.  There can be no assurance that a termination would produce the same or similar results as those shown below if it occurs on any other date or if any other price of our common stock is applicable.

	Cash	Accelerated Vesting	Total
	($)	($)	($)
Mark E. Zalatoris
Termination by the company for cause or voluntarily by the executive	—	—	—
Termination by the company without cause or by the executive for good reason	513,900	231,062	744,962
Termination by company for good reason	378,900	—	378,900
Termination within one year of a change of control	1,368,900	231,062	1,599,962
Termination upon death or total disability	108,900	231,062	339,962

Brett A. Brown
Termination by the company for cause or voluntarily by the executive	—	—	—
Termination by the company without cause or by the executive for good reason	342,600	83,318	425,918
Termination by company for good reason	252,600	—	252,600
Termination within one year of a change of control	657,600	83,318	740,918
Termination upon death or total disability	72,600	83,318	155,918

D. Scott Carr
Termination by the company for cause or voluntarily by the executive	—	—	—
Termination by the company without cause or by the executive for good reason	342,600	84,762	427,362
Termination by company for good reason	252,600	—	252,600
Termination within one year of a change of control	657,600	84,762	742,362
Termination upon death or total disability	72,600	84,762	157,362

Beth Sprecher Brooks
Termination by the company for cause or voluntarily by the executive	—	—	—
Termination by the company without cause or by the executive for good reason	271,705	69,062	340,767
Termination by company for good reason	198,205	—	198,205
Termination within one year of a change of control	528,955	69,062	598,017
Termination upon death or total disability	51,205	69,062	120,267

William W. Anderson
Termination by the company for cause or voluntarily by the executive	—	—	—
Termination by the company without cause or by the executive for good reason	264,840	69,406	334,246
Termination by company for good reason	192,840	—	192,840
Termination within one year of a change of control	516,840	69,406	586,246
Termination upon death or total disability	48,840	69,406	118,246

Certain Relationships and Related Party Transactions

We reimburse affiliates of TIGI for various administrative services related to non-core business operations, such as payroll preparation and management, data processing, insurance consultation and placement, property tax reduction services and mail processing.  These TIGI affiliates provide these services to us at cost.  In the event that a service provider has revenues for any particular fiscal year that exceed its expenses for that year, the service provider will rebate the excess on a pro rata basis to us based on the proportion of its revenues attributable to us.  Mr. Goodwin, one of our directors, is the controlling shareholder of TIGI.  We pay for the aforementioned services on an hourly basis at rates that we believe are below market rates for comparable services.  The hourly rate is based on the salary of the individual rendering the services, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses.  Since January 1, 2010, we have incurred expenses for these services totaling approximately $1.5 million, which we included in our general and administrative expenses and property operating expenses.  Additionally, we lease our corporate office space from an affiliate of TIGI.  Payments under this lease since January 1, 2010, were approximately $513,000 and also were included in general and administrative expenses.  As of March 2, 2011, TIGI, through affiliates, beneficially owned approximately 12.82% of our outstanding common stock.  For accounting purposes however, we are not directly affiliated with TIGI or its affiliates.

On August 12, 2003, we entered into an agreement with Inland Investment Advisors, Inc., an indirect wholly owned subsidiary of TIGI, to manage our investment in securities.  We pay a fee of up to 1.0% per annum on the net asset value under management.  Since January 1, 2010, we have paid approximately $107,000 for these services.

On May 7, 2009, the Company extended its joint venture relationship with Inland Private Capital Corporation (“IPCC”), a wholly owned subsidiary of TIGI that was formerly known as Inland Real Estate Exchange Corporation, by entering into a new agreement.  This joint venture was formed in 2006 to facilitate the Company’s indirect participation in tax-deferred exchange transactions pursuant to Section 1031 of the Internal Revenue Code using properties made available to the venture by the Company.  A wholly owned taxable REIT subsidiary of the Company will be entitled to earn leasing fees and on-going property management fees under the joint venture agreement.  We have undertaken certain contribution, reimbursement and indemnification obligations specified in the joint venture agreement.  Our subsidiary coordinates the joint venture’s acquisition, property management and leasing functions, and earns fees for services provided to the joint venture, including management and leasing fees, as well as acquisition fees, which are split equally between our subsidiary and IPCC.  We continue to earn property management and leasing fees on all properties acquired for this venture, even after all interests in the entity that owns the property have been sold to the investors.  During the fiscal year ended December 31, 2010, IPCC received approximately $2.2 million in acquisition and asset management fees related to the joint venture, funded entirely by third parties.

On June 7, 2010, we formed a joint venture with PGGM, a leading Dutch pension fund administrator and asset manager.  This joint venture may acquire up to $270 million of grocery-anchored and community retail centers in Midwestern U.S. markets.  During the twelve months ended December 31, 2010, PGGM contributed $20 million of equity, and we completed our initial contribution of four retail centers with an approximate gross value of $45 million to the joint venture.  Subject to the conditions described in the governing joint venture documents being satisfied, we will contribute additional assets from our consolidated portfolio and PGGM will contribute additional equity to the venture as new acquisitions are pursued.  As of December 31, 2010, our joint venture with PGGM had acquired two additional properties:  (1) The Point at Clark, a multi-level retail center with 95,455 square feet of leasable retail area plus on premises parking for 175 cars, located in Chicago, Illinois for $28.8 million and (2) Diffley Marketplace, a new 62,576-square-foot community retail center in the

Minneapolis-St. Paul metro area for $11.9 million.  We are the managing partner of the venture and earn fees for asset management, property management, leasing and other services provided to the venture.  Inland Institutional Capital Partners (“ICAP”), a wholly owned subsidiary of TIGI, received $247,000 paid by us for services it provided in connection with the formation of our venture with PGGM.  ICAP specializes in identifying large scale investment opportunities for the real estate companies and REITs sponsored by subsidiaries of TIGI.

During the year ended December 31, 2010, we paid a total of approximately $519,000 in mortgage brokerage fees to Grubb & Ellis Company (“Grubb & Ellis”) in connection with nine mortgage loan transactions pursuant to which we received total loan proceeds of $112,000,000.  The lenders in these transactions were selected by the Company from among other lenders using a competitive process based on objective criteria such as the terms of the loans being offered.  Because the lenders we selected are exclusively represented by Grubb & Ellis, we would not have been able to consummate the loan transactions with these lenders unless we worked through Grubb & Ellis.  One of our directors, Joel Simmons, had an indirect personal interest as a broker in these transactions that he valued at approximately $185,000.  Mr. Simmons is an executive vice president of Grubb & Ellis.  Mr. Simmons also owns a non-material amount of shares of Grubb & Ellis common stock.  Thomas P. D’Arcy, one of our independent directors, is the president, chief executive officer and a member of the board of directors of Grubb & Ellis.  Mr. D’Arcy did not participate in these transactions and does not have a material interest in them.

Policies and Procedures with Respect to Related Party Transactions

Our Charter contains provisions setting forth our ability to engage in certain transactions.  Our board reviews all of these transactions as well as any related party transactions.  As a general rule, any related party transactions must be approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction.  In determining whether to approve or authorize a particular related party transaction, these persons will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

PROPOSAL NO. 2 — RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  We traditionally ask our stockholders to ratify the selection even though your approval is not required.  Further, even if you do not approve the selection of KPMG, we will not replace them for this year due to the added expense and delay that would result from replacing them and selecting a new firm.  Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.

Representatives of KPMG will attend the annual meeting.  These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

RECOMMENDATION OF THE BOARD:  The board recommends that you vote “FOR” the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2011.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2010 and 2009, together with fees for audit-related services and tax services rendered by KPMG LLP for the fiscal years ended December 31, 2010 and 2009, respectively.

	Fiscal year ended December 31,
Description	2010		2009
	$		$
Audit fees	725,000	(1)	660,000
Audit-related fees (2)	180,000		165,000
Tax fees (3)	387,522	(4)	238,183
All other fees	—		—
TOTAL	1,292,522		1,063,183

(1)           Total includes Audit fees of $57,000 incurred in connection with IN Retail Fund LLC, our joint venture with the New York State Teachers’ Retirement System and $45,000 incurred in connection with INP Retail LP, our joint venture with PGGM.

(2)           Audit-related fees are comprised of work related to SEC filings and comfort letter requirements.

(3)           Tax fees are comprised of tax compliance, tax advice and tax planning fees.

(4)           Total includes tax fees of $16,100 incurred in connection with IN Retail Fund LLC and $100,546 incurred in connection with INP Retail LP.

Approval of Services and Fees

Our audit committee has reviewed and approved all of the fees paid to KPMG and actively monitors the relationship between audit and non-audit services provided by KPMG.  The audit committee must pre-approve all services provided by our independent registered public accounting firm and the fees charged for these services.  The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval.  The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2010 and 2009, respectively, were consistent with maintaining KPMG’s independence.  Accordingly, the audit committee has approved all of the services provided by KPMG.  As a matter of policy, we will not engage its primary independent registered public accounting firm for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting.  The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC’s auditor independence rules are satisfied.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking an advisory approval by our stockholders of the compensation of our named executive officers as disclosed in the section of this proxy statement entitled “Executive Compensation.”  Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to accomplish the following objectives: (i) attract, retain and motivate quality executives by providing fair and reasonable compensation; (ii) reward individual performance; and (iii) align compensation with our performance and the interests of our stockholders.  To accomplish these objectives, our named executive officers are rewarded based on two objective measures of our performance relative to our peer group and for achieving personal goals.  To better align the incentives of management with the interests of our stockholders, we award our named executive officers restricted shares of our stock as part of their base compensation and include the opportunity to earn additional shares as part of their incentive compensation package so that they will share in the risks and rewards of stock ownership along with our other stockholders.  These shares vest over a five-year period so as to incentivize executives to remain with us and to encourage them to consider our longer-term outlook in addition to our near-term performance.  Please read the “Compensation Discussion and Analysis” beginning on page 28 for additional details about our executive compensation agreements and practices.  We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to express a view on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the board or the compensation committee.  The board, the compensation committee and our executive officers greatly value the opinions of our stockholders.  Our board and its compensation committee will consider the voting results, along with other relevant factors in connection with their ongoing evaluation of our compensation programs.

RECOMMENDATION OF THE BOARD:  OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED AND DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

PROPOSAL NO. 4 — RECOMMENDATION ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking an advisory vote by our stockholders on whether future advisory votes on executive compensation should occur every year, every two years, or every three years.

Our board carefully considered this issue and recommends that stockholders vote for the Company to hold an advisory vote on executive compensation every year.

In formulating its recommendation, the board considered the duration of our employment contracts with our named executive officers, which has been one year beginning with the contracts effective January 1, 2010.  An annual advisory vote will match the duration of these agreements.  Similarly, an annual advisory vote on executive compensation will permit our stockholders to provide feedback on our executive compensation philosophy, policies and practices as disclosed in the annual meeting proxy statement each year.

You may vote to advise us to have the vote on executive compensation held every year, every two years, or every three years, or you may abstain from voting.  You are not voting to approve or disapprove the board’s recommendation.  The result of the vote is advisory only and is non-binding on us.  Our board will consider the outcome of this non-binding advisory vote, along with any other factors it deems relevant, in adopting a voting frequency.

RECOMMENDATION OF THE BOARD:  OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADVISE US THAT WE SHOULD HOLD A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

STOCKHOLDER PROPOSALS

We have not received any stockholder proposals to be included in this proxy statement.  Article II, Section 14(a) of our bylaws requires that any stockholder intending to present a proposal for action by the stockholders at an annual meeting must give written notice of the proposal, containing specified information, to our corporate secretary not less than forty-five days prior to the anniversary of the date on which we mailed this proxy statement.  For our annual meeting to be held in 2012, the notice deadline under Article II, Section 14(a) of our bylaws is March 15, 2012.  A copy of our bylaws may be obtained by written request to our corporate secretary at the address provided below.

Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to SEC Rule 14a-8.  This rule requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of this proxy statement.  For our annual meeting to be held in 2012, any stockholder proposal to be included in the proxy statement under Rule 14a-8 must have been received by our corporate secretary no later than January 1, 2012.

All stockholder proposals should be submitted in writing and addressed to our corporate secretary, at Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois  60523.

YOUR VOTE IS IMPORTANT.  THE PROMPT RETURN OF

PROXIES WILL SAVE US THE EXPENSE OF

FURTHER REQUESTS FOR PROXIES.  PLEASE

PROMPTLY MARK, SIGN, DATE AND RETURN THE

ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103184&GKP=203210 You can vote in one of three ways: 1. Call toll free 1-866-395-9262 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/irc and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS PROXY INLAND REAL ESTATE CORPORATION ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas P. D’Arcy, Mark E. Zalatoris and Beth Sprecher Brooks, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned at the close of business on April 15, 2011, at the Annual Meeting of Stockholders when convened on June 15, 2011 and at any postponements or adjournments thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE ON THE MATTER. Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership and include your title as an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. ç ç (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE INLAND REAL ESTATE CORPORATION – ANNUAL MEETING, JUNE 15, 2011 5701

PLEASE MARK VOTES AS IN THIS EXAMPLE X Date Sign above Please be sure to date and sign this proxy card in the box below. IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW PROXY INLAND REAL ESTATE CORPORATION The Board of Directors recommends you vote FOR proposals (1), (2) and (3) and vote 1 YEAR on proposal (4), below. Co-holder (if any) sign above (01) Thomas P. D’Arcy (02) Daniel L. Goodwin (03) Joel G. Herter (04) Heidi N. Lawton (05) Thomas H. McAuley (06) Thomas R. McWilliams (07) Joel D. Simmons 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. 3. Adopt a non-binding advisory resolution approving our executive compensation. 4. Advise on the frequency of the advisory vote on our executive compensation. 1. Elect the following seven individuals (to the right of this card) to serve as directors, including five independent directors, until the next annual meeting of Stockholders or otherwise as provided in our governing documents. For Against Abstain 1 Year 2 Years 3 Years Abstain S Your vote is important! PROXY VOTING INSTRUCTIONS Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy by mail. Please note telephone and Internet votes must be cast prior to 3 a.m. CDT, June 15, 2011. It is not necessary to return this proxy if you vote by telephone or Internet. ç ç FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m. CDT, June 15, 2011: 1-866-395-9262 Vote by Internet anytime prior to 3 a.m. CDT, June 15, 2011 go to https://www.proxyvotenow.com/irc Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. ON-LINE ANNUAL MEETING MATERIALS: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103184&GKP=203210 Annual Meeting of Stockholders JUNE 15, 2011

For Against Abstain (01) Thomas P. D’Arcy (02) Daniel L. Goodwin (03) Joel G. Herter (04) Heidi N. Lawton (05) Thomas H. McAuley (06) Thomas R. McWilliams (07) Joel D. Simmons 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. 3. Adopt a non-binding advisory resolution approving our executive compensation. 4. Advise on the frequency of the advisory vote on our executive compensation. PLEASE CHECK THE BOX IF YOU PLAN TO ATTEND THE MEETING X ANNUAL MEETING OF STOCKHOLDERS JUNE 15, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas P. D’Arcy, Mark E. Zalatoris and Beth Sprecher Brooks, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned at the close of business on April 15, 2011, at the Annual Meeting of Stockholders when convened on June 15, 2011 and at any postponements or adjournments thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE ON THE MATTER. 1. Elect the following seven individuals (to the right of this card) to serve as directors, including five independent directors, until the next annual meeting of Stockholders or otherwise as provided in our governing documents. Detach above card, sign, date and mail in postage paid envelope provided. PROXY INLAND REAL ESTATE CORPORATION The Board of Directors recommends you vote FOR proposals (1), (2) and (3) and vote 1 YEAR on proposal (4), below. ç ç PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. 5701 PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103184&GKP=203210 1 Year 2 Years 3 Years Abstain Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership and include your title as an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY INLAND REAL ESTATE CORPORATION 2901 Butterfield Road • Oak Brook, Illinois 60523 IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.